FNCB SECOND QUARTER EARNINGS

First National Community Bancorp, Inc., the parent company of First National Community Bank, reported second quarter earnings of $2.8 million which represents an increase of 7% over the first quarter and 16% when compared to the same period of last year. The improved earnings are a result of rising net interest income which increased 6% over the first quarter and 24% over the second quarter of last year. On a year-to-date basis, the $5.4 million earned thus far in 2005 is $663,000, or 14%, higher than last year. The company’s Return on Assets was 1.18% and the Return on Equity was 13.90%. Basic earnings per share were 25 cents in the second quarter compared to 24 cents in the first quarter and 22 cents in the second quarter of 2004. Additionally, total assets increased $43 million during the second quarter and now total $955 million. First National Community Bank conducts business from sixteen offices located throughout Lackawanna and Luzerne counties. The company’s stock trades on the Over-the Counter Bulletin Board under the symbol FNCB.